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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------
                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): August 16, 2004


                               LMI AEROSPACE, INC.
             (Exact Name of Registrant as Specified in Its Charter)


                                    Missouri
                 (State or Other Jurisdiction of Incorporation)


       0-24293                                              43-1309065
(Commission File Number)                       (IRS Employer Identification No.)

3600 Mueller Road, St. Charles, Missouri                       63302
(Address of principal executive offices)                     (Zip Code)

                                 (636) 946-6525
              (Registrant's telephone number, including area code)

                              ---------------------


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


Item 12.  Results of Operations and Financial Condition.

On August 16, 2004, LMI Aerospace, Inc. issued a press release announcing its financial performance during the second quarter of 2004. The text of the press release is attached hereto.

The information in this Current Report on Form 8-K, including the attached press release, shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  August 17, 2004

                                    LMI AEROSPACE, INC.


                                    By:  /s/ Lawrence E. Dickinson
                                         ---------------------------------------
                                           Lawrence E. Dickinson
                                           Chief Financial Officer and Secretary

                                     Contact:
                                     Ed Dickinson, Chief Financial Officer
                                     636.916.2150


FOR IMMEDIATE RELEASE


     LMI AEROSPACE REPORTS RESULTS FOR THE SECOND QUARTER OF 2004

         Revenue gains and cost reductions yield return to profitability


     ST. LOUIS - August 16, 2004 - LMI Aerospace, Inc. (Nasdaq: LMIA), a leading provider of assemblies, kits and detail sheet metal and machined components to the aerospace, defense and technology industries, announced today that second quarter 2004 net sales were $21.9 million, an increase of 16.0 percent from the quarter ended June 30, 2003. LMI reported net income after restructuring costs of $0.1 million or $0.02 per diluted share for the quarter ended June 30, 2004, compared to a net loss of ($0.7) million or ($0.09) per diluted share for the quarter ended June 30, 2003. Restructuring expenses of $0.2 million were incurred in the second quarter of 2004, compared to none in the second quarter of 2003.

     Sales for the Sheet Metal segment in the second quarter of 2004 were $17.5 million, an increase of 9.4 percent from $16.0 million in the second quarter of 2003. The increase was due to higher sales of business jet components. As previously reported, weakness in demand for business jets in 2003, evidenced by production stoppages at several of LMI's customers followed by their aggressive inventory reduction strategies, significantly reduced business jet sales in the first quarter of 2004 and fiscal 2003. However, increasing production rates of business jets in the second quarter, 2004, as well as a transfer of significant work statement by Gulfstream to several LMI plants, resulted in higher business jet component sales in the current quarter.

     For the Machining and Technology segment, net sales in the second quarter of 2004 were $4.4 million, up from $2.8 million in the second quarter of 2003. This increase was primarily attributable to growth in sales of technology products.

     Combined backlog for both segments was $68.4 million at June 30, 2004, compared to $58.0 million at June 30, 2003.

     Gross profit for the Company in the second quarter of 2004 was $4.3 million, or 19.7 percent of net sales, compared to $2.4 million, or 12.9 percent of net sales in the second quarter of 2003. Gross profit for the Sheet Metal segment increased primarily because of cost reduction and restructuring efforts during the second half of 2003 and the first half of 2004 at the Company's St. Charles, Missouri, and Wichita, Kansas, facilities, and revenue gains in key markets. Gross profit in the Machining and Technology segment increased due to higher sales and a more favorable product mix.

         Selling, general and administrative expenses, excluding restructuring charges of $0.2 million, for the second quarter of 2004 were $3.4 million, up from $3.2 million in the second quarter of 2003. Budgeted cost reductions were offset primarily by $0.3 million of legal and consulting expenses related to providing information to satisfy an administrative subpoena filed in February 2004 by the Department of Defense against Versaform, a wholly-owned subsidiary of the Company. The Company has forwarded all requested documents to the Department of Defense for its review.

     The profit before income taxes in the second quarter of 2004 was $0.4 million, excluding restructuring charges, an increase from a loss of ($1.2) million in the second quarter of 2003.

     Sales for the Company for the six months ended June 30, 2004, were $40.4 million, up 1.8 percent from $39.7 million at June 30, 2003. For the first half of 2004, the Company had a net loss before incomes taxes of ($1.3) million compared to a loss of ($2.7) million in the first half of 2003.

     "Our operating results for the second quarter of 2004 exceeded our budgeted targets and brought our year-to-date results in line with internal forecasts," said Ronald Saks, President and CEO of LMI Aerospace, Inc. "The operating results for the second quarter were reduced by costs for restructuring, moving expenses in California, front-end costs for a new Gulfstream program, and legal and consulting costs related to the Department of Defense subpoena, which totaled approximately $0.8 million in the quarter. We expect these costs to abate in the third quarter of 2004, and also anticipate higher revenue from the Gulfstream transfer as that program volume ramps up. In addition, increasing production rates in our commercial aircraft and regional and business jet sectors have resulted in increased orders for the balance of 2004 and 2005. Demand in our military and technology sectors has been flat of late, and is not expected to contribute to the sales growth expected over the remainder of this year. Our current forecast for 2004 is for sales to be in the range of $83 million to $87 million, and gross margins to average between 18 to 21 percent for the full year. Selling general and administrative expense, before restructuring changes, should be approximately $13.0 million for the year," Saks said.

     Improvements in LMI's operating performance and the collection of a $1.1 million tax refund allowed the Company to reduce its senior debt by $2.3 million in the quarter to a balance of $25.6 million at June 30, 2004. The Company met its key financial covenants under its lending agreement with its bank as of June 30, 2004. The balance drawn against the Company's $9.7 million revolving credit agreement was $8.9 million at August 13, 2004.

     "We are pleased to announce a profit for this quarter. Although modest in amount, it represents a significant improvement over the last few quarters, and was earned even though incurring significant other charges described previously," Saks said. "Our markets seem to be improving, and recent gains in market share give us confidence that our revenue gains and cost reductions will combine to help us resume our growth and improve our operating results. We continue to explore possible sales of certain assets in order to further reduce debt levels. We are committed to our strategy of improving our supply chain and distribution management, in order to provide unique services to our customers," said Saks.

     LMI Aerospace, Inc. is a leading supplier of quality components to the aerospace and technology industries. The Company operates twelve manufacturing facilities that fabricate, machine, finish and integrate formed, close tolerance aluminum and specialty alloy components for commercial, corporate, regional and military aircraft, laser equipment used in the semiconductor and medical industries, and for the commercial sheet metal industries.

     This press release includes forward-looking statements related to LMI Aerospace's outlook for 2004, which are based on current management expectation. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward looking statements as a result, among other things, of the factors detailed from time to time in LMI Aerospace's filing with the Securities and Exchange Commission, including those factors contained in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2003.

                               LMI Aerospace, Inc.
                 Condensed Consolidated Statements of Operations
           (Amounts in thousands, except per share and per share data)
                                   (Unaudited)

                                                            Three Months Ended               Six Months Ended
                                                                 June 30,                        June 30,
                                                           2004            2003            2004             2003
                                                     -------------------------------------------------------------
Net sales                                             $   21,875      $   18,865      $   40,415      $   39,707
Cost of sales                                             17,548          16,436          33,417          35,059
                                                     -------------------------------------------------------------
Gross profit                                               4,327           2,429           6,998           4,648

Selling, general and administrative expenses               3,406           3,249           6,622           6,559
Restructuring charges                                        156               -             685               -
                                                     -------------------------------------------------------------
    Income (loss) from operations                            765            (820)           (309)         (1,911)

Other income (expense):
    Interest expense                                        (563)           (387)         (1,008)           (827)
    Other, net                                                 8              30               8              29
                                                     -------------------------------------------------------------
Income (loss) before income taxes                            210          (1,177)         (1,309)         (2,709)

Provision for (benefit of) income taxes                       75            (438)             75          (1,012)
                                                     -------------------------------------------------------------
Net income (loss)                                     $      135      $     (739)     $   (1,384)     $   (1,697)
                                                     =============================================================

Amounts per common share basic and dilutive:
   Net income (loss) per common share                 $     0.02      $    (0.09)     $    (0.17)     $    (0.21)
                                                     =============================================================

Weighted average common shares outstanding             8,181,786       8,181,786       8,181,786       8,181,786
                                                     =============================================================

                               LMI Aerospace, Inc.
                      Condensed Consolidated Balance Sheets
             (Amounts in thousands, except share and per share data)

                                                                 (Unaudited)
                                                                June 30, 2004       December 31, 2003
                                                              -----------------------------------------
Assets
Current assets:
   Cash and cash equivalents                                     $    945              $    441
   Trade accounts receivable, net of allowance of $284 at
     June 30, 2004 and $245 at December 31, 2003                    9,781                 9,158
   Inventories                                                     24,043                24,159
   Prepaid expenses                                                 1,102                   787
   Deferred income taxes                                            2,206                 2,206
   Income taxes receivable                                            718                 1,933
                                                              -----------------------------------------
Total current assets                                               38,795                38,684

Property, plant and equipment, net                                 20,789                22,248
   Goodwill                                                         5,653                 5,653
   Customer intangible assets, net                                  3,600                 3,792
   Other assets                                                       489                   142
                                                              -----------------------------------------
Total assets                                                     $ 69,326              $ 70,519
                                                              =========================================

Liabilities and stockholders' equity
Current liabilities:
   Accounts payable                                              $  6,198              $  4,570
   Accrued expenses                                                 2,977                 2,126
   Current installments of long-term debt and capital lease
     obligations                                                   18,457                 6,069
                                                              -----------------------------------------
Total current liabilities                                          27,632                12,765

Long-term debt and capital lease obligations, less current
   installments                                                     7,108                21,756
Deferred income taxes                                               2,206                 2,206
                                                              -----------------------------------------
Total long-term liabilities                                         9,314                23,962

Stockholders' equity:
   Common stock, $.02 par value per share; authorized
   28,000,000 shares; issued 8,736,427 shares in both
   periods                                                            175                   175
   Preferred stock, $.02 par value per share; authorized
   2,000,000 shares; none issued in both periods                        -                     -
   Additional paid-in capital                                      26,171                26,171
   Treasury stock, at cost, 554,641 shares in both periods         (2,632)               (2,632)
   Accumulated other comprehensive income (loss)                       (8)                   20
   Retained earnings                                                8,674                10,058
                                                              -----------------------------------------
Total stockholders' equity                                         32,380                33,792
                                                              -----------------------------------------
Total liabilities and stockholders' equity                       $ 69,326              $ 70,519
                                                              =========================================